Exhibit 99.1

Eagle Broadband Receives Notification from Amex of Non-Acceptance of Plan to Regain Compliance with Amex’s Continued Listing Standards; Eagle Has Requested a Hearing

LEAGUE CITY, TX - February 13, 2007 - Eagle Broadband, Inc. (AMEX: EAG), a national provider of broadband, Internet Protocol (IP) and digital communications technology and services, today announced that it has received notice from the American Stock Exchange (“Amex”) indicating that the staff of the Amex Listing Qualifications Department has determined not to accept the company’s plan to regain compliance with the Amex stockholders’ equity requirement for continued listing, as set forth in Sections 1003(a)(i)-(iii) of the Amex Company Guide.

The notice indicated that the company’s common stock would be subject to delisting unless the company requests a hearing before a Listing Qualifications Panel (the “Panel”). The company has requested such a hearing, which will stay the delisting action until the company has had an opportunity to present its plan to evidence compliance with all applicable listing requirements to the Panel. There can, however, be no assurance that the Panel will grant the company’s request for continued listing.

“We look forward to meeting with the panel and presenting our updated plan,” said Dave Micek, president and CEO of Eagle Broadband.”

For more information on Eagle Broadband, visit www.eaglebroadband.com.

About Eagle Broadband, Inc.

Eagle Broadband is a technology company that develops and delivers products and services in three core business segments:

• IPTV -- Eagle Broadband’s IPTVComplete™ provides direct access to more than 200 channels of high-demand programming from popular entertainment providers, often using Eagle’s high-definition, set-top boxes.

• SatMAX® -- Eagle Broadband’s SatMAX provides indoor/outdoor communications utilizing the global Iridium-based (www.iridium.com) satellite communications system. It offers both fixed and mobile solutions, including the emergency first responder SatMAX Alpha “SatMAX-in-a-suitcase” technology.

• IT Services - Eagle Broadband's IT Services Group is a full-service integrator offering a complete range of network technology products including VoIP, remote network management, network implementation services and IT project management services.

EAGG

Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the company’s ability to continue as a going concern, the company’s liquidity constraints and ability to obtain financing and working capital on favorable terms, the continued acceptance of the company’s products, increased levels of competition, new products and technological changes, the company’s dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.